Exhibit 99.4

TRANSCRIPT OF PG PRODUCT VIDEO

TRANSCRIPT

Buying a home is one of the most important decisions in life.

And for over a decade...

We at PropertyGuru have been there for aspiring home-owners.

The aim has always been to solve pain-points for one of the biggest decisions we make in our lifetime – buying a home.

Continuing along this journey of providing actionable insights and world-class service,

We now have Home Loan Pre-Approval for the Malaysian home buyers

Malaysia faces over 60% home loan rejections, which means a setback of 4 to 6 months at least

Home Loan Pre-Approval is a free credit check. With it, you can know for sure how much you can borrow from the bank.

You will also receive preferential bank rates and service with our trusted partner banks.

<Audio from the video>

1.  We tried it out and got our home loan instantly Pre-Approved!

2.  We avoided loan rejection and immediately got a huge sense of relief.

3.  If only I knew about this earlier I would have been much more confident.

4.  We can even get home loans with exclusively better rates.

Next we have PropertyGuru Lens, created especially for one of the world’s most property obsessed nations - Singapore.

Lens utilises Artificial Intelligence, Augmented Reality, PropertyGuru’s propriety property data, and your phone’s camera to define the future of property search.

Point, tap, and discover homes on-the-go. It is as simple as that.

<Audio From The Video>

1.  It’s very cool to be able to see what is available for rent just by pointing (at) it.

2.  I like how intuitive it is – to me, it’s like the Pokemon Go of property.

Having the power to be able to point and shoot at a place which I like, to see if it’s available.

And finally, working the ambition to create a digital ecosystem for the Asian property industry, we have FastKey - a powerful end-to-end solution.

It automates and streamlines the entire property sales process from project launch to sales conversion and everything in between...

Connecting the property developer, agent and buyer in an efficient and transparent ecosystem.

We have been the trusted advisor for PROPERTY SEEKERS, developers, and agents for over a decade.

We lead the way in the industry with innovative products and tech that inspire and most importantly...

Help people make confident property decisions.

PropertyGuru.

Look forward to home.